Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com	www.americanecology.com

AMERICAN ECOLOGY POSTS STRONG FIRST QUARTER
OPERATING INCOME OF $6.2 MILLION

BOISE, Idaho April 18, 2006 - American Ecology Corporation [NASDAQ: ECOL] today announced that for the quarter ended March 31, 2006, net income was $4,179,000, or $0.23 per fully diluted share, compared to net income of $856,000, or $0.05 per fully diluted share in the first quarter of 2005.

Operating income was $6.2 million for the quarter, 355 percent higher than operating income of $1.4 million posted in the first quarter of 2005. All four of the Company’s operating facilities delivered improved profitability over the first quarter of 2005.

Revenue for the first quarter of 2006 increased 71 percent to $21.5 million, up from $12.6 million a year ago. This improvement reflects an 8 percent increase in average selling price and a 42 percent increase in the volume of waste disposed of at the Company’s hazardous waste facilities in Idaho, Nevada and Texas. Revenue at the Company’s low-level radioactive waste disposal facility in Washington also increased significantly due to an ongoing, non-rate regulated project.

Total waste volumes disposed were significantly higher than the first quarter of 2005, when waste shipments from several committed projects were delayed by weather and other factors.

“The operating leverage inherent in our business was evident in the quarter as higher waste volumes and improved railcar utilization rates delivered favorable financial results,” stated Stephen Romano, President and Chief Executive Officer. “Our strong first quarter performance was also notable given the small contribution from the Honeywell contract, which did not resume shipments from the New Jersey project’s main excavation phase until April 3, 2006,” Romano added.

Other direct operating costs for the quarter increased to $6.8 million, up from $5.5 million in the first quarter of 2005, reflecting increased labor and waste treatment additive costs to handle increased waste throughput. The Company also incurred higher costs for its recently expanded railcar fleet as well as project-specific railroad charges. Due to higher revenue, other direct operating costs declined to 31% of revenue in the first quarter of 2006 down from 44% a year ago.

Improved facility and railcar utilization pushed gross profit from $3.8 million or 31% of revenue in the first quarter of 2005 to $9.7 million, or 45% of revenue in the first quarter of 2006.

Selling, general & administrative expenses (SG&A) for the first quarter of 2006 were $3.5 million, or 16% of revenue, compared to SG&A of $2.5 million, or 20% of revenue, in the first quarter last year.

At quarter end, the Company had $17.3 million of cash and investments and $29.2 million of working capital. The Company’s $15 million line of credit was not used during the quarter.

For 2006, the Company continues to anticipate net earnings of between $0.72 and $0.82 per fully diluted share, in line with guidance first provided on December 5, 2005.

“We are pleased with American Ecology’s strong performance in what has historically been a slower quarter,” stated Michael Gilberg, Vice President and Controller. “The Company’s strong first quarter results biases us toward the top end of our 2006 guidance range,” Gilberg concluded.

On April 3, 2006, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on April 14, 2006. This $2.7 million dividend will be paid using cash on hand on April 21, 2006.

Also on April 3, 2006, the Company self funded $4.5 million of non-operating disposal site closure and post-closure obligations, replacing the insurance policy which previously provided financial assurance for those sites. The insurance policy remains in effect, at a reduced premium, for financial assurance obligations at operating facilities.

The Company’s first quarter 2006 investor conference call will be held Wednesday, April 19, 2006 at 9:00 am Mountain Time. President and Chief Executive Officer Stephen Romano, Vice President and Controller Michael Gilberg and Vice President of Sales and Marketing Steven Welling will host the call. Interested parties are invited to submit questions in advance to info@americanecology.com, or by facsimile to 208-331-7900. To join the call, dial 866-261-3296. Participants will be asked to provide their name and affiliation. A replay will be available at http://www.americanecology.com/investor/INDEX.ASP following the call.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the nation’s oldest radioactive and hazardous waste services provider, having operated for more than fifty years.

This press release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will successfully meet its 2006 earnings estimates, continue to receive material amounts of waste from the Honeywell New Jersey project, or declare or pay future dividends. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s December 31, 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in 000’s except per share amounts) (Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenue	$21,522	$12,554
Transportation costs	5,057	3,213
Other direct operating costs	6,755	5,500

Gross profit	9,710	3,841
Selling, general and administrative expenses	3,483	2,514
Business interruption insurance claim	--	(41)

Operating income	6,227	1,368
Interest income	188	85
Interest expense	1	47
Other income	284	17

Income before income tax	6,698	1,423
Income tax expense	2,519	567

Net income	$4,179	$856

Basic earnings per share	$.23	$.05

Diluted earnings per share	$.23	$.05

Dividends paid per common share	$.15	$--

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in 000’s) (Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,027	$3,641
Short term investments	12,263	16,214
Receivables, net	14,134	13,573
Insurance receivable	157	157
Prepayments and other	2,576	3,183
Income tax receivable	1,248	1,248
Deferred income taxes	5,560	6,714
Total current assets	40,965	44,730

Property and equipment, net	47,992	40,896
Other assets	706	822
Deferred income taxes	1,871	3,021
Total assets	$91,534	$89,469

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term debt	$6	$--
Accounts payable	2,938	3,665
Deferred revenue	1,541	1,261
State burial fees payable	1,565	1,454
Management incentive plan payable	587	1,272
Customer advances	1,912	1,535
Customer refunds	1,144	1,062
Accrued liabilities	1,096	1,337
Accrued closure and post closure obligation, current portion	999	1,127
Total current liabilities	11,788	12,713

Long term debt	28	--
Long term accrued liabilities	565	485
Long term customer advances	1,374	1,752
Accrued closure and post closure obligation, excluding current portion	10,577	10,560
Total liabilities	24,332	25,510

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, 1,000,000 shares authorized,
Common stock, $.01 par value, 50,000,000 authorized, 18,064,116 and 17,742,420 shares issued and outstanding	180	177
Additional paid-in capital	54,935	53,213
Retained earnings	12,087	10,569
Total shareholders’ equity	67,202	63,959

Total Liabilities and Shareholders’ Equity	$91,534	$89,469

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in 000’s) (Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$4,179	$856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	1,854	1,376
Non-cash stock option transactions	246	130
Deferred income taxes	2,304	432
Changes in assets and liabilities:
Receivables	(561)	221
Other assets	719	345
Closure and post closure obligation	(380)	(260)
Accounts payable and accrued liabilities	(1,101)	(465)
Net cash provided by operating activities	7,260	2,635

Cash flows from investing activities:
Capital expenditures	(8,652)	(2,529)
Proceeds from the sale of assets	9	222
Transfers between cash and short term investments, net	3,951	644
Net cash used by investing activities	(4,692)	(1,663)

Cash flows from financing activities:
Payments of indebtedness	--	(364)
Dividends paid	(2,661)	--
Stock options and warrants exercised	1,479	152
Net cash used by financing activities	(1,182)	(212)

Increase in cash and cash equivalents	1,386	760
Cash and cash equivalents at beginning of year	3,641	2,160
Cash and cash equivalents at end of quarter	$5,027	$2,920

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense	$1	$47
Income taxes paid	31	4
Non-cash investing and financing activities:
Acquisition of equipment with notes/capital leases	34	--